Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	June 4, 2007
Contact:	Marshall Chapin, 617.692.2031; Ann Sommerlath, 212.453.2124

Phil Giudice to Become Commissioner of the Division of Energy Resources

EnerNOC Welcomes Brett Perlman, VP of Corporate Development

BOSTON, MA — EnerNOC, Inc. (NASDAQ: ENOC) announced today that Phil Giudice has accepted a position as Commissioner of the Division of Energy Resources for The Commonwealth of Massachusetts.  He will resign his position as Senior Vice President of Corporate Development and as a member of the Company’s Board of Directors, effective July 16, 2007. Brett Perlman was named Vice President of Corporate Development, effective June 4, 2007.

Perlman is a member of EnerNOC’s Strategic Advisory Board and is currently President of Vector Advisors, a consulting firm that serves energy and telecommunications clients. Previously, he served as a Commissioner on the Public Utility Commission of Texas. Prior to his government service, he was a management consultant at McKinsey & Company, a global management consulting firm, and an attorney at Akin, Gump, Strauss, Hauer & Feld LLP.

“We welcome Brett to his new role at EnerNOC,” said Timothy Healy, EnerNOC’s Chief Executive Officer. “We have enjoyed working with him on our advisory board and look forward to the direct contributions he will make in this new, expanded role.”

Healy added, “We congratulate Phil on his important appointment with The Commonwealth of Massachusetts and wish him all the best. Phil’s energy policy expertise will be a valuable asset to The Commonwealth and we look forward to continuing our relationship, working towards a brighter future.”

About EnerNOC, Inc.

EnerNOC, Inc. is a leading developer and provider of clean and intelligent power solutions to commercial, institutional, and industrial customers, as well as electric power grid operators and utilities. EnerNOC’s technology-enabled demand response and energy management solutions help optimize the balance of electric supply and demand. The Company uses its Network Operations Center, or NOC, to remotely manage and reduce electricity consumption across a network of commercial, institutional, and industrial customer sites and make demand response capacity and energy available to grid operators and utilities on demand.

Safe Harbor Statement

This press release may contain forward-looking statements about EnerNOC, Inc. including, but not limited to, our ongoing relationships and the contributions of our employees. Such forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including those described in “Risk Factors” beginning on page 7 of our Registration Statement on Form S-1 as filed with the Securities and Exchange Commission. EnerNOC undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by law.